Exhibit 5.1

July 20, 2016

Organovo Holdings, Inc.

6275 Nancy Ridge Drive, Suite 110

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Organovo Holdings, Inc., a Delaware corporation (the “Company”), of up to an aggregate of $26,560,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to an effective shelf registration statement on Form S-3 (File No. 333-202382) (the “Registration Statement”) and the related prospectus (the “Base Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2015 under the Securities Act of 1933, as amended (the “Act”), as supplemented by the prospectus supplement dated July 20, 2016, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares when issued and sold pursuant to that certain Controlled Equity OfferingSM Sales Agreement by and between the Company and Cantor Fitzgerald & Co., dated December 30, 2014, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP